Exhibit (b)(i)

August 6 , 2006

Acxiom Corporation

Senior Secured Credit Facility

Commitment Letter

Acxiom Corporation

One Information Way

Little Rock, Arkansas 72202

Attention: Dathan A. Gaskill,

Corporate Finance Leader and Treasurer

Dear Mr. Gaskill:

You (the “Borrower”) have requested that J.P. Morgan Securities Inc. (“JPMorgan”) agree to structure, arrange and syndicate a senior secured credit facility in an aggregate amount of up to $800,000,000 (the “Facility”) and that JPMorgan Chase Bank, National Association (“JPMCB”) commit to provide the entire principal amount of the Facility and to serve as administrative agent for the Facility.

JPMorgan is pleased to advise you that it is willing to act as exclusive arranger for the Facility.

Furthermore, JPMCB is pleased to advise you of its commitment to provide the entire amount of the Facility upon the terms and subject to the conditions set forth or referred to in this commitment letter (the “Commitment Letter”) and in the Summary of Terms and Conditions attached hereto as Exhibit A (the “Term Sheet”).

It is agreed that JPMCB will act as the sole and exclusive Administrative Agent, and that JPMorgan will act as the sole and exclusive Lead Arranger and Bookrunner (in such capacities, the “Lead Arranger”) for the Facility. You agree that no other agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation (other that that expressly contemplated by the Term Sheet and the Fee Letter referred to below) will be paid in connection with the Facility unless you and we shall so agree.

We intend to syndicate the Facility (including, in our discretion, all or part of JPMCB’s commitment hereunder) to a group of financial institutions (together with JPMCB, the “Lenders”) identified by us in consultation with you. JPMorgan intends to commence syndication efforts promptly upon the execution of this Commitment Letter, and you agree actively to assist JPMorgan in completing a syndication satisfactory to it. Such assistance shall include: (a) your using commercially reasonable efforts to ensure that the syndication efforts benefit materially from your existing lending relationships, (b) direct contact between senior management and advisors of the Borrower and the proposed Lenders, (c) the hosting, with JPMorgan, of one or more meetings of prospective Lenders and (d) as set forth in the next paragraph, assistance in the preparation of materials to be used in connection with the syndication (collectively with the Term Sheet, the “Information Materials”).

You will assist us in preparing Information Materials, including a Confidential Information Memorandum, for distribution to prospective Lenders. If requested, you also will assist us in preparing

Acxiom Corporation

August 6, 2006

an additional version of the Information Materials (the “Public-Side Version”) to be used by prospective Lenders’ public-side employees and representatives (“Public-Siders”) who do not wish to receive material non-public information (within the meaning of United States federal securities laws) with respect to the Borrower, its affiliates and any of their respective securities (“MNPI”) and who may be engaged in investment and other market related activities with respect to the Borrower’s or its affiliates’ securities or loans. Before distribution of any Information Materials, you agree to execute and deliver to us (i) a letter in which you authorize distribution of the Information Materials to a prospective Lender’s employees willing to receive MNPI (“Private-Siders”) and (ii) a separate letter in which you authorize distribution of the Public-Side Version to Public-Siders and represent that no MNPI is contained therein.

The Borrower agrees that the following documents may be distributed to both Private-Siders and Public-Siders, unless the Borrower advises JPMorgan in writing (including by email) within a reasonable time prior to their intended distribution that such materials should only be distributed to Private-Siders: (a) administrative materials prepared by JPMorgan for prospective Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda), (b) notification of changes in the Facility’s terms and (c) other materials intended for prospective Lenders after the initial distribution of Information Materials. If you advise us that any of the foregoing should be distributed only to Private-Siders, then Public-Siders will not receive such materials without further discussions with you.

The Borrower hereby authorizes JPMorgan to distribute drafts of definitive documentation with respect to the Facility to Private-Siders and Public-Siders.

As the Lead Arranger, JPMorgan will manage all aspects of any syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocations of the commitments among the Lenders and the amount and distribution of fees among the Lenders. In acting as the Lead Arranger, JPMorgan will have no responsibility other than to arrange the syndication as set forth herein and shall in no event be subject to any fiduciary or other implied duties. Additionally, the Borrower acknowledges and agrees that, as Lead Arranger, JPMorgan is not advising the Borrower as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. The Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and JPMorgan shall have no responsibility or liability to the Borrower with respect thereto. Any review by JPMorgan of the Borrower, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of JPMorgan and JPMCB and shall not be on behalf of the Borrower.

To assist JPMorgan in its syndication efforts, you agree promptly to prepare and provide to JPMorgan and JPMCB all information with respect to the Borrower and the transactions contemplated hereby, including all financial information and projections (the “Projections”), as we may reasonably request in connection with the arrangement and syndication of the Facility. You hereby represent and covenant that (a) all information other than the Projections (the “Information”) that has been or will be made available to JPMCB or JPMorgan by you or any of your representatives is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to JPMCB or JPMorgan by you or any of your representatives have been or will be prepared in good faith based upon reasonable assumptions. You understand that in arranging and syndicating the Facility we may use and rely on the Information and Projections without independent verification thereof.

Acxiom Corporation

August 6, 2006

As consideration for JPMCB’s commitment hereunder and JPMorgan’s agreement to perform the services described herein, you agree to pay to JPMCB the nonrefundable fees set forth in Annex I to the Term Sheet and in the Fee Letter dated the date hereof and delivered herewith (the “Fee Letter”).

JPMCB’s commitment hereunder and JPMorgan’s agreement to perform the services described herein are subject to: (a) there not occurring or becoming known to us any material adverse condition or material adverse change in or affecting the business, operations, property, or condition (financial or otherwise) of the Borrower and the subsidiaries taken as a whole, (b) our not becoming aware after the date hereof of any information or other matter affecting the Borrower or the transactions contemplated hereby which is inconsistent in a material and adverse manner with any such information or other matter disclosed to us prior to the date hereof, (c) there not having occurred a material disruption of or material adverse change in financial, banking or capital market conditions that, in our judgment, would prevent any syndication or other refinancing of the Facility, (d) our satisfaction that during the term of the Facility, there shall be no offering, placement or arrangement of any competing debt securities or competing bank financing by or on behalf of the Borrower or any affiliate thereof, (e) the negotiation, execution and delivery on or before October 15, 2006 of definitive documentation with respect to the Facility satisfactory to JPMCB and its counsel, and (f) the other conditions set forth or referred to in the Term Sheet. The terms and conditions of JPMCB’s commitment hereunder and of the Facility are not limited to those set forth herein and in the Term Sheet. Those matters that are not covered by the provisions hereof and of the Term Sheet are subject to the approval and agreement of JPMCB, JPMorgan and the Borrower.

You agree (a) to indemnify and hold harmless JPMCB, JPMorgan and their respective affiliates and their respective officers, directors, employees, advisors, and agents (each, an “indemnified person”) from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Facility, the use of the proceeds thereof or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, and to reimburse each indemnified person upon demand for any legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, non-appealable judgment of a court to arise from the willful misconduct or gross negligence of such indemnified person, and (b) to reimburse JPMCB, JPMorgan and their affiliates on demand for all out-of-pocket expenses (including due diligence expenses, syndication expenses, travel expenses, and reasonable fees, charges and disbursements of counsel) incurred in connection with the Facility and any related documentation (including this Commitment Letter, the Fee Letter and the definitive financing documentation) or the administration, amendment, modification or waiver thereof. YOU AGREE THAT THE INDEMNITY CONTAINED IN THE PRECEDING SENTENCE EXTENDS TO AND IS INTENDED TO COVER LOSSES AND RELATED EXPENSES ARISING OUT OF THE ORDINARY, SOLE OR CONTRIBUTORY NEGLIGENCE OF ANY INDEMNIFIED PERSON. No indemnified person shall be liable for any indirect or consequential damages in connection with its activities related to the Facility. No indemnified person shall be liable for any damages arising from the use by others of Information or other materials obtained through electronic, telecommunications or other information transmission systems or for any special, indirect, consequential or punitive damages in connection with the Facilities.

This Commitment Letter shall not be assignable by you without the prior written consent of JPMCB and JPMorgan (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon,

Acxiom Corporation

August 6, 2006

or create any rights in favor of, any person other than the parties hereto. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you, JPMCB and JPMorgan. This Commitment Letter may be executed in any number of counterparts and on telecopy counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of manually executed counterpart hereof.

This Commitment Letter shall be governed by, and construed in accordance with, the law of the State of Texas. The Borrower consents to the nonexclusive jurisdiction and venue of the state or federal courts located in the Dallas County Texas. Each party hereto irrevocably waives, to the fullest extent permitted by applicable law, (a) any right it may have to a trial by jury in any legal proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby (whether based on contract, tort or any other theory) and (b) any objection that it may now or hereafter have to the laying of venue of any such legal proceeding in the state or federal courts located in the Dallas County, Texas.

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter, the Term Sheet, the Fee Letter nor any of their respective terms or substance shall be disclosed, directly or indirectly, to any other person except: (a) to your officers, agents and advisors who are directly involved in the consideration of this matter; (b) as may be compelled in a judicial or administrative proceeding; (c) as may be required in public securities law filings (provided that you agree to use commercially reasonable efforts to keep the amount of the fees payable under the Fee Letter confidential in any such securities law filings unless you are otherwise required by applicable law to disclose the amount of such fees); (d) as may otherwise be required by applicable law (in which case you agree to inform us promptly thereof); or (e) with our prior written consent.

You acknowledge that JPMorgan, JPMCB and their affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. Neither JPMorgan nor JPMCB will use confidential information obtained from you by virtue of the transactions contemplated by this letter or their other relationships with you in connection with the performance by JPMorgan or JPMCB of services for other companies, and neither JPMorgan nor JPMCB will furnish any such information to other companies. You also acknowledge that JPMorgan and JPMCB have no obligation to use in connection with the transactions contemplated by this letter, or to furnish to you, confidential information obtained from other companies.

The reimbursement, indemnification and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or JPMCB’s commitment hereunder.

THIS COMMITMENT LETTER AND THE FEE LETTER TOGETHER CONSTITUTE A “LOAN AGREEMENT” FOR PURPOSES OF SECTION 26.02 OF THE TEXAS BUSINESS AND COMMERCE CODE AND REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

Acxiom Corporation

August 6, 2006

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheet and Fee Letter by returning to us executed counterparts hereof and of the Fee Letter not later than 5:00 p.m., Dallas Texas time, on August 8, 2006. JPMCB’s commitment and JPMorgan’s agreements herein will expire at such time in the event JPMCB has not received such executed counterparts and such amounts in accordance with the immediately preceding sentence.

JPMCB and JPMorgan are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

By:
Brian McDougal, Vice President

J.P. MORGAN SECURITIES INC.

By:
David L. Howard, Vice President

Accepted and agreed to as of the date first written above by:

ACXIOM CORPORATION

By
Dathan A. Gaskill, Corporate Finance Leader and Treasurer